Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of May 11, 2007

among

CARDINAL HEALTH, INC.,

EAGLE MERGER CORP.

and

VIASYS HEALTHCARE INC.

TABLE OF CONTENTS

Page
ARTICLE I

THE OFFER

SECTION 1.01. The Offer	2
SECTION 1.02. Company Action	3
SECTION 1.03. Board of Directors	5

ARTICLE II

THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. The Merger	6
SECTION 2.02. Closing	6
SECTION 2.03. Effective Time	6
SECTION 2.04. Effects of the Merger	7
SECTION 2.05. Certificate of Incorporation and By-laws	7
SECTION 2.06. Directors of the Surviving Corporation	7
SECTION 2.07. Officers of the Surviving Corporation	7
SECTION 2.08. Additional Actions	7
SECTION 2.09. Effect on Capital Stock	8
SECTION 2.10. Exchange of Certificates	9

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company	11
SECTION 3.02. Representations and Warranties of Parent and Merger Sub	32

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business	35
SECTION 4.02. No Solicitation	40

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Company Stockholders’ Meeting; Merger Without Meeting of Company Stockholders	43
SECTION 5.02. Access to Information; Confidentiality	44
SECTION 5.03. Further Action; Efforts.	45

i

INDEX OF DEFINED TERMS

Page

401(k) Termination Date	51
Acquisition Agreement	42
Actions	18
Affiliate	56
Agreement	1
Antitrust Law	56
Appointment Time	5
Arrangements	26
Business Day	56
Certificate	8
Certificate of Merger	6
Closing	6
Closing Date	6
Code	10
Commonly Controlled Entity	23
Company	1
Company 401(k) Plan	51
Company Adverse Recommendation Change	41
Company Balance Sheet	25
Company Benefit Agreements	18
Company Benefit Plans	23
Company Bylaws	11
Company Certificate	7
Company Common Stock	1
Company Director Stock Units	12
Company Disclosure Schedule	11
Company ESPP	12
Company Pension Plan	23
Company Personnel	18
Company Preferred Stock	12
Company Recommendation	3
Company Restricted Stock Units	12
Company Rights	32
Company Rights Agreement	32
Company SEC Documents	15
Company Stock Options	12
Company Stock Plan	12
Company Stock-Based Awards	12
Company Stockholder Approval	29
Company Stockholders	1
Company Stockholders’ Meeting	43
Company Welfare Plan	24
Confidentiality Agreement	45

Continuing Employees	50
Contract	14
Conversion Ratio	47
Covered Securityholders	27
DGCL	1
Dissenting Shares	8
DOJ	45
EC Merger Regulation	57
Effective Time	7
End Date	53
Environmental Laws	57
ERISA	23
Exchange Act	2
Exchange Agent	9
Exchange Fund	9
Expenses	49
Expiration Date	2
FDCA	20
Foreign Antitrust Laws	57
Foreign Corrupt Practices Act	21
FTC	45
GAAP	16
Government Bid	57
Government Contract	57
Governmental Entity	15
Hazardous Materials	57
HSR Act	15
Independent Directors	6
Infringe	29
Intellectual Property	57
IRS	24
Key Personnel	57
Knowledge	57
Law	14
Liens	11
Material Adverse Change	58
Material Adverse Effect	58
Material Contracts	19
Materially Burdensome Condition	46
MDD	20
Merger	1
Merger Consideration	8
Merger Option	4
Merger Option Shares	4
Merger Sub	1
Merger Sub Certificate	32

Non-U.S. Company Benefit Plan	23
Notice of Superior Proposal	42
NYSE	6
Offer	1
Offer Documents	2
Offer Price	1
Order	14
Parent	1
Parent Common Shares	47
Parent Disclosure Schedule	32
Parent Material Adverse Change	58
Parent Material Adverse Effect	58
Parent Option	47
Permits	20
person	59
Proxy Statement	43
Release	59
Representatives	40
Restraints	53
Schedule 14D-9	3
SEC	2
SEC Staff	3
Securities Act	15
Significant Subsidiary	11
SOX	15
Subsidiary	59
Superior Proposal	41
Surviving Corporation	6
Takeover Proposal	41
Tax	59
Tax Return	59
Taxing Authority	59
Tender Offer Conditions	2
Termination Fee	49

v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 11, 2007, among Cardinal Health, Inc., an Ohio corporation (“Parent”), Eagle Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and VIASYS Healthcare Inc., a Delaware corporation (the “Company”).

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share equal to $42.75, plus, if the Appointment Time shall not have occurred on or prior to the 45th day after the date of this Agreement, an additional $0.007027 for each day during the period commencing on the 45th day after the date of this Agreement and ending on the date of the Appointment Time, net to the sellers in cash without interest (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”);

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company (the “Merger”), pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price, without interest, except for (i) shares of Company Common Stock held by holders who comply with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) regarding the right of stockholders to dissent from the Merger and require appraisal of their shares and (ii) shares of Company Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (i) approved this Agreement, (ii) determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) is recommending that the holders of shares of Company Common Stock (the “Company Stockholders”) accept the Offer, tender their shares of Company Common Stock into the Offer, approve the Merger and adopt this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each of the Board of Directors of Parent and Merger Sub has (i) approved this Agreement and (ii) has determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective corporations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

SECTION 1.01.    The Offer.

(a)                                  Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events or conditions set forth in Annex A (other than clause (e) of Annex A) shall have occurred and be existing and shall not have been waived by Parent or Merger Sub (the conditions set forth in Annex A, the “Tender Offer Conditions”), Merger Sub shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)), as promptly as reasonably practicable after the date of this Agreement and in any event within 8 Business Days after the date of this Agreement, the Offer.  Without the prior written consent of the Company, Merger Sub shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, impose conditions to the Offer in addition to the Tender Offer Conditions, change or waive the Minimum Condition or, except as provided in Section 1.01(c), extend the expiration of the Offer beyond the initial Expiration Date, or amend any other term of the Offer in a manner adverse to the Company Stockholders; provided that Merger Sub expressly reserves the right to increase the Offer Price and to waive any condition of the Offer, except the Minimum Condition.  The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered in the Offer.

(b)                                 Merger Sub shall file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer on the date that the Offer is commenced, which Tender Offer Statement shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “Offer Documents”) and, subject to the Company’s compliance with Section 1.02(c), cause the Offer Documents to be disseminated to the Company Stockholders in accordance with the applicable requirements of the U.S. federal securities laws.  The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Company Stockholders to the extent required by applicable Law.  The Company shall promptly furnish to Parent and Merger Sub all information concerning Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 1.01(b).  The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents sufficiently in advance of filing with the SEC or dissemination to the Company Stockholders.

(c)                                  Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the 20th Business Day after the date that the Offer is commenced (the “Expiration Date”), unless Merger Sub shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable Law, in which event the term “Expiration Date”

shall mean the latest time and date as the Offer, as so extended may expire; provided, however, that Merger Sub may, without the consent of Company, (i) extend the Offer for one or more periods of not more than five Business Days if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC (the “SEC Staff”) thereof applicable to the Offer; or (iii) if all of the Tender Offer Conditions are satisfied but the number of shares of Company Common Stock that have been validly tendered and not withdrawn in the Offer, together with any shares of Company Common Stock then owned by Parent, is less than 90% of the outstanding shares of Company Common Stock,  commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 Business Days to acquire outstanding shares of Company Common Stock.

(d)                                 Subject to the terms and conditions set forth in this Agreement and to satisfaction or waiver of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause it to, as soon as practicable after the Expiration Date, accept for payment and pay for (after giving effect to any required withholding Tax) all shares of Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer.  If Merger Sub shall commence a subsequent offering period in connection with the Offer, Merger Sub shall accept for payment and pay for (after giving effect to any required withholding Tax) all additional shares of Company Common Stock validly tendered during such subsequent offering period.

SECTION 1.02.    Company Action.

(a)                                  The Company hereby approves of and consents to the Offer, and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, unanimously (i) approved this Agreement, and deemed this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company Stockholders; (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in all respects, and such approval constitutes approval of the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement for purposes of Section 203 of the DGCL; and (iii) resolved to recommend that the Company Stockholders accept the Offer, that the Company Stockholders tender their shares of Company Common Stock in the Offer to Merger Sub, and that the Company Stockholders approve and adopt this Agreement and the Merger to the extent required by applicable Law (the “Company Recommendation”).  The Company consents to the inclusion of the Company Recommendation in the Offer Documents, subject to Section 4.02(b).

(b)                                 The Company hereby agrees to file with the SEC, as soon as reasonably practicable on the day that the Offer is commenced, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 4.02(b), contains the Company Recommendation and to promptly mail the Schedule 14D-9 to the Company Stockholders together with the Offer Documents and cause the Offer Documents and the Schedule 14D-9 to be disseminated to the Company Stockholders, in each case as and to the extent required by, and in accordance with the applicable requirements of the U.S. federal securities laws.  Parent, Merger Sub and their counsel shall be given the opportunity to review and comment on the Schedule

14D-9 sufficiently in advance of its filing with the SEC.  The Company will use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of the U.S. federal securities laws.  The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company Stockholders to the extent required by applicable Law.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by Company in connection with the obligations relating to the Schedule 14D-9 contained in this Section 1.02(b).

(c)                                  In connection with the Offer, the Company promptly will furnish (or cause its transfer agent to furnish) Parent and Merger Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the Company Stockholders, each as of a recent date, and shall furnish Merger Sub with such additional information and assistance (including updated lists of the Company Stockholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock.  Except as required by applicable Law, and except as necessary to communicate the Offer, the Merger or the transactions contemplated by this Agreement to the Company Stockholders, Parent and Merger Sub (and their respective representatives) shall hold in confidence the information contained in any such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated or the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company or destroy all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

(d)                                 The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Merger Option”) to purchase up to that number of newly issued shares of Company Common Stock (the “Merger Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Merger Option Shares) for consideration per Merger Option Share equal to the Offer Price.

(e)                                  The Merger Option shall be exercisable only after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Parent or Merger Sub as a result of which Parent and Merger Sub own beneficially at least 80% of the outstanding shares of Company Common Stock.  The Merger Option shall not be exercisable if the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance.

(f)                                    In the event that Parent or Merger Sub wish to exercise the Merger Option, Merger Sub shall give the Company one day’s prior written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent and Merger Sub immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying the number of Merger Option Shares.  At the closing of the purchase of the Merger Option Shares, the portion of the purchase price owing upon exercise of the Merger Option that equals the product of (i) the number of shares of Company Common Stock purchased pursuant to the Merger Option, multiplied by (ii) the Offer Price, shall be paid to the Company, at the election of Parent and Merger Sub, in cash (by wire transfer or cashier’s check) or by delivery of a promissory note having full recourse to Parent.

SECTION 1.03.    Board of Directors.

(a)                                  Subject to compliance with applicable Law, promptly upon the acceptance for payment of any shares of Company Common Stock by Parent or Merger Sub or any of their affiliates pursuant to and in accordance with the terms of the Offer (the “Appointment Time”) and from time to time thereafter, and subject to Section 1.03(c), Merger Sub shall be entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the Board of Directors of the Company as will give Merger Sub representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.03) and the percentage that such number of shares of Company Common Stock beneficially owned by Parent or its Affiliates bears to the total number of shares of Company Common Stock then outstanding, and the Company shall use reasonable best efforts to, upon Parent’s request, promptly, at Parent’s election, either increase the size of the Board of Directors of the Company or seeking and accepting the resignation of such number of directors as is necessary to enable Parent’s designees to be elected to the Board of Directors of the Company and to cause Parent’s designees to be so elected.  At such times, subject to Section 1.03(c), the Company will cause individuals designated by Parent to constitute the number of members of each committee of the Board of Directors of the Company, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Board of Directors of the Company, other than any committee of the Board of Directors of the Company established to take action under this Agreement which committee shall be composed only of Independent Directors (as defined in Section 1.03(c)).

(b)                                 The Company’ obligation to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The Company shall promptly take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.03 and the U.S. federal securities laws.  Parent shall provide to the Company, and shall be solely responsible for, the information and consents with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(c)                                  In the event that Parent’s designees are elected or designated to the Board of Directors of the Company, then, until the Effective Time, the Company shall cause the Board of Directors of the Company to have at least two directors who are (i) directors on the date of this Agreement, (ii) independent directors for purposes of the continued listing requirements of the New York Stock Exchange (the “NYSE”) and (iii) reasonably satisfactory to Parent (such directors, the “Independent Directors”); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of Company or its subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement.  If no Independent Director remains prior to the Effective Time, a majority of the members of the Board of Directors of the Company at the time of the execution of this Agreement shall be entitled to designate two persons to fill such vacancies; provided that such individuals shall not be employees or officers of the Company, Parent or Merger Sub and shall be reasonably satisfactory to Parent, and such persons shall be deemed Independent Directors for purposes of this Agreement.  Following the Appointment Time and prior to the Effective Time, Parent and Merger Sub shall cause any amendment or termination of this Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Merger Sub or Parent or waiver of any of the Company’ rights under this Agreement or other action adversely affecting the rights of the Company Stockholders (other than Parent or Merger Sub), not to be effected without the affirmative vote of a majority of the Independent Directors.  Following the Appointment Time and prior to the Effective Time, neither Parent nor Merger Sub shall take any action to remove any Independent Director absent cause.

ARTICLE II

THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02.    Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.03.    Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 2.04.    Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.05.    Certificate of Incorporation and By-laws.  (a)  The Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time so that it is in substantially the form as set forth on Exhibit A hereto (with such changes or modifications as the Company and Parent may agree) and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

(b)                                 At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 2.06.    Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.07.    Officers of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.08.    Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

SECTION 2.09.    Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, or any shares of capital stock of Parent or Merger Sub:

(a)                                  Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.  Any shares of Company Common Stock that are owned by a wholly owned Subsidiary of the Company shall remain outstanding after the Effective Time, appropriately adjusted such that such Subsidiary owns the same percentage of the Company after the Merger as it owned immediately prior to the Merger.

(c)                                  Merger Consideration.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.09(b) and any Dissenting Shares) shall be converted into the right to receive an amount of cash, without interest, equal to the Offer Price (the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10(b), without interest.  The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d)                                 Dissenting Shares.

(i)                                     Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and the holder thereof shall not receive the Merger Consideration as compensation for such cancellation, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon) as compensation for such cancellation.

(ii)                                  The Company shall give Parent (A) prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment or other commitment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

SECTION 2.10.    Exchange of Certificates.  (a)  Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.09(c).  Any funds deposited with the Exchange Agent pursuant to this Section 2.10(a) shall hereinafter be referred to as the “Exchange Fund.”

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.09(c), and the Certificates so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.10(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.10(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.  No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(c)                                  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of

Company Common Stock formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration to the holder thereof as provided in this Article II.

(d)                                 Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.

(e)                                  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any funds from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)                                    Investment of Exchange Fund.  The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to and be income of Parent.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(h)                                 Withholding Rights.  Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.    Representations and Warranties of the Company.  Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates), the Company represents and warrants to Parent and Merger Sub as follows:

(a)                                  Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and the Company’s Bylaws (the “Company Bylaws”), and the comparable organizational documents of each significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act, a “Significant Subsidiary”), in each case as amended to the date hereof.

(b)                                 Subsidiaries.  Section 3.01(b)(i) of the Company Disclosure Schedule lists, as of the date hereof, (i) each Significant Subsidiary of the Company (including its state of incorporation or formation) and (ii) each other Subsidiary of the Company.  All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company, is directly or indirectly owned by the Company.  All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests.  Except as listed on Section 3.01(b)(ii) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or person.

(c)                                  Capital Structure; Indebtedness.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  At the close of business on May 8, 2007:

(i)                                     33,340,002 shares of Company Common Stock were issued and outstanding, and 60,672 shares of Company Common Stock were held by the Company in its treasury;

(ii)                                  3,548,271 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options under the Company’s Equity Incentive Plan, as amended prior to the date of this Agreement (the “Company Stock Plan”), (ii) 225,352 shares of Company Common Stock were subject to issuance pursuant to outstanding restricted stock units granted under the Company Stock Plan (the “Company Restricted Stock Units”), (iii) 78,000 shares of Company Common Stock were subject to issuance pursuant to outstanding deferred stock awards granted under the Company Stock Plan (the “Company Director Stock Units”), (iv) 1,583,641 shares of Company Common Stock were reserved for future grant and issuance under the Company Stock Plan (excluding shares subject to issuance pursuant to outstanding Company Stock Options, Company Restricted Stock Units and Company Director Stock Units) and (v) 231,872 shares of Company Common Stock were reserved for future issuance under the Company’s Employee Stock Purchase Plan, as amended to date (the “Company ESPP”);

(iii)                               no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares or were reserved for issuance;

(iv)                              except as set forth above in this Section 3.01(c), at the close of business on May 8, 2007, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding.  No Subsidiary of the Company owns, holds or has any interest in shares of Company Common Stock.  Except as set forth above in this Section 3.01(c), at the close of business on May 8, 2007, there were no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”).  All outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”), are evidenced by stock option agreements or other award agreements in the forms previously provided to Parent.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company Restricted Stock Units, Company Director Stock Units and the Company ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options, Company Restricted Stock Units, Company Director Stock Units and the Company ESPP (and with respect to changes to the following after the date of this Agreement, only such changes in accordance with Section 4.01(a)): (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and, except for the Merger Option granted in this Agreement, no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.  Except as set forth above in this Section 3.01(c) and subject to Section 4.01(a), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities; and

(v)                                 the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating or capital leases) is (A) $40,475,000 (which amount is as of the close of business on May 9, 2007) under the Company’s Credit Agreement, dated as of May 3, 2005 with certain lenders and agents named therein, as amended prior to the date of this Agreement, and (B) other indebtedness for borrowed money in an aggregate principal amount not to exceed $15 million.

The per share exercise price of each Company Stock Option is equal to or greater than the fair market value of the underlying Company Common Stock determined as prescribed by the applicable Company Stock Plan on the effective date of the corporate action effectuating the grant of such Company Stock-Based Award or Company Stock Option, as applicable.  From and after May 8, 2007, neither the Company nor any of its Subsidiaries has issued any shares of Company Common Stock or any securities convertible into or exercisable for any shares of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options, Company Restricted Stock Units, Company Director Stock Units or

other Company Stock-Based Awards outstanding as of May 8, 2007 in accordance with their terms as of May 8, 2007.

(d)                                 Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval if required by applicable Law to consummate the Merger, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Stockholder Approval for the Merger, if required by applicable Law).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held (i) approved this Agreement, and declared this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company and the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders accept the Offer, that the Company Stockholders tender their shares of Company Common Stock in the Offer to Merger Sub, and that the Company Stockholders approve and adopt this Agreement and the Merger to the extent required by applicable Law.  Subject to Section 4.02, the Board of Directors has not rescinded, modified or withdrawn such resolutions in any way.  The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer and the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the Company Stockholder Approval if required by applicable Law and the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (A) have a

Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Exchange Act, and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of the NYSE and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

(e)                                  Company SEC Documents.

(i)                                     The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2004 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  As of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents.  Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document that has been filed prior to the date of this Agreement, as of their respective filing dates, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Company SEC Documents.  Each of the financial statements (including the related notes) of the Company included in the Company SEC

Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  None of the Subsidiaries of the Company are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii)                                  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX ) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.

(iii)                               The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iv)                              The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company and on 3.01(e)(iv) of the Company Disclosure Schedule (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(v)                                 Since December 31, 2005 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f)                                    Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement will, on the date that such document is first mailed to the stockholders of the Company and during the pendency of the Offer and the subsequent offering period, if any (in the case of the Offer Documents and the Schedule 14D-9) and at the time of the Company Stockholders’ Meeting, if any (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement.  The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g)                                 Absence of Certain Changes or Events.  Except for liabilities incurred as a result of this Agreement or, with respect to liabilities incurred after the date hereof, as expressly permitted pursuant to Section 4.01(a), since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (i) there has not been any Material Adverse Change, and (ii) from such date until the date hereof there has not been (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, (B) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, including pursuant to the

Company’s share repurchase program, (C) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (D) (1) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or independent contractor, of the Company or any of its Subsidiaries (all such individuals, collectively, the “Company Personnel”) of any increase in compensation, bonus or fringe or other benefits, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (2) any granting by the Company or any of its Subsidiaries to any Company Personnel of (x) any increase in severance or termination pay or (y) any right to receive any severance or termination pay, (3) any entry by the Company or any of its Subsidiaries into, or any amendments of, (x) any employment, deferred compensation, consulting, severance, change of control, termination, retention, deal bonus or indemnification Contract with any Company Personnel or (y) any Contract with any Company Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all Contracts of the type described by this clause (3), collectively, “Company Benefit Agreements”), (4) the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder, except as required to comply with applicable Law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date hereof, or (5) the adoption, amendment or termination of any Company Benefit Plan or entry into any agreement, plan or arrangement to do any of the foregoing, (E) any material damage, destruction or loss, whether or not covered by insurance, (F) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, (G) any material Tax election or any settlement or compromise of any material income Tax liability or (H) any other action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.01(a).

(h)                                 Litigation.  There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the executive officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, (A) have not had, and would not reasonably be expected to have a Material Adverse Effect and (B) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award, except for those that, individually or in the aggregate, (x) have not had, and would not reasonably be expected to have, a Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.  Since January 1, 2004 there has not been any material product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or any of its Subsidiaries or (B) the sale, distribution or manufacturing of products by the Company or any of its Subsidiaries.  To the Knowledge of the Company (including for this purpose the members of the Audit Committee of the Board of Directors of the Company), there are no formal or informal governmental inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries.

(i)                                     Material Contracts.

(i)                                     Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (A) with respect to the employment of any directors or executive officers of the Company, (B) that is a “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC), (C) that limits or purports to limit in any material respect the ability of the Company or any of its Affiliates to compete in any line of business, in any geographic area or with any person, or that requires referrals of any material amount of business of the Company or any of its Affiliates, (D) with respect to any customer or distribution agreements where the Company or any of its Subsidiaries has received or expects to receive in the next twelve (12) months $750,000 or more in receivables pursuant to such agreements, (E) with respect to the receipt of any goods and services involving a payment of $750,000 or more per annum (other than those cancelable by the Company without penalty or notice of 180 days or less), (F) in the case of a Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (G) that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement.  All contracts, arrangements, commitments or understandings of the type described in this Section 3.01(i) shall be collectively referred to herein as the “Material Contracts.”

(ii)                                  Schedule 3.01(i) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement.  Each such Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(j)                                     Compliance with Laws; Environmental Matters.

(i)                                     Except for failures to be in compliance and failures to have such Permits that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) each of the Company and its Subsidiaries is in compliance with all, and has not violated any, Laws and Orders, including the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), the Good Manufacturing Practices and other standards of the Food and Drug Administration, federal Medicare and Medicaid statutes or related state or local statutes or regulations, and the Occupational Safety and Health Act (and the regulations promulgated thereunder), the Fair Labor Standards Act and any other applicable child labor Laws, all applicable import/export Laws, the International Traffic in Arms Regulations (22 C.F.R. §§120-130), and any comparable foreign Laws of any of the foregoing, applicable to it, its properties or other assets or its business or operations, including the Medical Devices Directive of the European Union (the “MDD”) and (B) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities, including all Permits under the FDCA and the MDD, and third persons (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted.  Neither the Company nor any of its Subsidiaries is excluded from participation, or is otherwise ineligible to participate, in a “federal health care program” as defined in 42 U.S.C.  §1320a-7b(f) or is convicted of a criminal offense related to health care.  Since January 1, 2004, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  The consummation of the Offer or the Merger, in and of itself, would not cause the revocation, modification or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(ii)                                  Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder; (B) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder; (C) none of the Company or its Subsidiaries has Released Hazardous Materials at any other location which would subject the Company or any of its Subsidiaries to any liability under Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder; (D) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (E) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws or that would interfere with or increase the cost of complying with all applicable Environmental Laws in the future.

(iii)                               Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(A)                              to the Company’s Knowledge, there are no adverse negative past performance evaluations or ratings by the U.S. Government or any other Governmental Entity, or any voluntary disclosures under the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) or any other comparable foreign Law, any enforcement actions or threats of enforcement actions, or facts that, in each case, could result in any adverse or negative performance evaluations related to the Foreign Corrupt Practices Act or any other comparable foreign Law.  Neither the U.S. Government nor any other person has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other comparable foreign Law.  To the Knowledge of the Company, none of the Company and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other comparable foreign Law.  To the Knowledge of the Company, the Company and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation or indictment and are not party to any litigation involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other comparable foreign Law;

(B)                                to the Company’s Knowledge, none of the Company, any of its Subsidiaries or any of their employees is, or since January 1, 2004, has been, in violation of any Law applicable to its business, properties or operations and relating to: (1) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (2) payments to government officials or employees from corporate funds; or (3) bribes, rebates, payoffs, influence payments or kickbacks (including 42 U.S.C. 1320 a-7b(b), as amended or any applicable state anti-kickback or other similar state or federal laws);

(C)                                to the Company’s Knowledge, none of the Company, any of its Subsidiaries or any of their officers, directors, employees, independent contractors, suppliers and/or agents have been convicted of, charged with or investigated for a Medicare, Medicaid or state health program related offense or convicted of, charged with or investigated for a violation of federal or state law related to Medicare, Medicaid or any other federal or state health care program, or been subject to any order or consent decree of, or material criminal or civil fine or penalty imposed by, any Governmental Entity with respect to any such program; and
(D)                               to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has arranged or contracted with (by employment or otherwise) any individual that is excluded from participation in a Federal Health Care Program as defined in 42 U.S.C.1320a-7b(f) for the provision of items or services for which payment may be made under such Federal Health Care Program.

(k)                                  Labor Relations and Other Employment Matters.

(i)                                     Since December 31, 2006, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that covers any Company employees.  None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary, and no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Entity.  Since January 1, 2004, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(ii)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (B) no employee of the Company at the officer level or above has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries, (C) to the Knowledge of the Company, no employee or former employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the

Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

(iii)                               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health; and (B) each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(l)                                     Benefit Plans.

(i)                                     Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including multiemployer plans within the meaning of Section 3(37) of ERISA), whether or not subject to ERISA and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other employee benefit plans, programs, policies or Contracts maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any Company Personnel  (collectively, the “Company Benefit Plans”) and each Company Benefit Agreement (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance); provided, however, that (x) with respect to Company Benefit Plans maintained solely for service providers outside of the United States (each, a “Non-U.S. Company Benefit Plan ), the term Company Benefit Plans for purposes of this Agreement shall mean any material Non-U.S. Company Benefit Plans, (y) the Company shall not be required to list Non-U.S. Company Benefit Plans on Section 3.01(l)(i) of the Company Disclosure Schedule as of the date of this Agreement but shall supplement such schedule to add such plans no later than 20 days following the date hereof and (z) individual option and restricted stock unit award agreements issued under the Company Stock Plans need not be listed on Section 3.01(l)(i) of the Company Disclosure Schedule.  Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each

Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan.”

(ii)                                  The Company has provided (or, in the case of Non-U.S. Company Benefit Plans, shall provide no later than 20 days following the date hereof) to Parent current, complete and accurate copies of (A) each Company Benefit Plan (or, with respect to any unwritten Company Benefit Plans, accurate descriptions thereof) and Company Benefit Agreements, (B) for the two most recent years (1) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements and (3) actuarial valuation reports, (C) the most recent summary plan description and any summary of material modifications thereto for each Company Benefit Plan for which such summary plan description is required, (D) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan and (E) the most recent favorable IRS determination letter, to the extent applicable.

(iii)                               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each Company Benefit Plan has been administered in all respects in accordance with its terms, and the Company, its Subsidiaries and all the Company Benefit Plans are in compliance in all respects with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all collective bargaining Contracts, and (B) all Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA.  The Company has provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iv)                              Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) to the Knowledge of the Company, no condition exists that presents a risk to the Company or any Commonly Controlled Entity of incurring a liability under Title IV of ERISA, and (C) no event has occurred, and to the Knowledge of the Company no condition exists, that would be reasonably expected to subject the Company, any Subsidiary or Commonly

Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

(v)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no Actions by any Governmental Entity with respect to, or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending or threatened that could reasonably be expected to give rise to any material liability and (B) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action.

(vi)                              Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent audited balance sheet of the Company included in the Company SEC Documents (including the notes thereto, the “Company Balance Sheet”).

(vii)                           With respect to each Company Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(viii)                        Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law.  Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code).  To the Knowledge of the Company, there has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(ix)                                None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(x)                                   No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.  For each person entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement, the Company has previously provided to Parent (A) accurate Form W-2 information for the 2002, 2003, 2004, 2005 and 2006 calendar years, (B) annual base salary as of the date hereof, actual bonus earned for the 2005 and 2006 calendar years and target annual bonus for the 2007 calendar year and (C) a list, as of the date hereof, of all outstanding Company Stock Options and Company Stock-Based Awards granted under the Company Stock Plan or otherwise (together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof), and (D) estimated current annual cost of welfare and pension benefits.

(xi)                                Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Non-U.S. Company Benefit Plans (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(xii)                             The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans and the Company Welfare Plans (collectively, the “Arrangements”) to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”).  The Company represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  The Company also represents and warrants that (i) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Board of Directors of the Company, the Executive Compensation Committee of such Board or its independent directors.  A true and complete copy of any resolutions of any committee of the Board of Directors of the Company reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.

(m)                               No Parachute Gross Up.  No Company Personnel are entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(n)                                 Taxes.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)                                     All Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all respects.

(ii)                                  The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes required to be paid under applicable Law.

(iii)                               There are no Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(iv)                              The Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid.

(v)                                 No written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries.

(vi)                              There is no currently effective extension of the period of assessment or collection of any Taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension.

(vii)                           No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file Tax Returns, alleging that the Company or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction.

(viii)                        Neither the Company nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which the Company is the common parent.

(ix)                                Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(x)                                   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past two years.

(xi)                                Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period, other than any amounts that are specifically reflected in a reserve for Taxes on the most recent financial statements of the Company included in the Company SEC Documents filed with the SEC prior to the date of this Agreement, as a result of (A) an open transaction, (B) a prepaid amount, (C) the installment method of accounting, (D) the long-term contract method of accounting, (E) the cash method of accounting or Section 481 of the Code, (F) intercompany transaction or excess loss account described in Treasury Regulation Section 1502 (or any corresponding or similar provision of state, local or foreign tax Law) or (G) any comparable provisions of state or local Tax Law, domestic or foreign, or for any other reason.

(xii)                             Neither the Company nor any of its Subsidiaries has engaged in any transaction described as a “listed transaction” in Treasury Regulations Section 1.6011-4(b) or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. §1.6011-4, as modified by Rev. Proc. 2004-68, Rev. Proc. 2004-67, Rev. Proc. 2004-66, Rev. Proc. 2004-65 and Rev. Proc. 2004-45).

(xiii)                          The Company has made available to Parent copies of all material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all open Tax years requested by Parent.

(o)                                 Title to Properties.  The Company and each of its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(p)                                 Intellectual Property.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse impact on any business segment of the Company or any of its Subsidiaries: (i) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (ii) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (iii) to the Knowledge of the Company, the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and no other person is Infringing their Intellectual Property; (iv) all patents, registrations and applications for Intellectual Property owned by the Company or any of its Subsidiaries and used in the operation of their businesses as currently conducted is subsisting and unexpired, has not been abandoned or cancelled, and to the Knowledge of the Company, is valid and enforceable; (v) the Company and its Subsidiaries take all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information) that is used in the operation of their business as currently conducted, and require all persons who can reasonably be expected to create or contribute to proprietary Intellectual Property to assign all of their rights therein to the Company.

(q)                                 Voting Requirements.  If required by applicable Law to approve the Merger, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

(xiii)         The Company has made available to Parent copies of all material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all open Tax years requested by Parent.

(o)           Title to Properties.  The Company and each of its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(p)           Intellectual Property.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse impact on any business segment of the Company or any of its Subsidiaries: (i) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (ii) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (iii) to the Knowledge of the Company, the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and no other person is Infringing their Intellectual Property; (iv) all patents, registrations and applications for Intellectual Property owned by the Company or any of its Subsidiaries and used in the operation of their businesses as currently conducted is subsisting and unexpired, has not been abandoned or cancelled, and to the Knowledge of the Company, is valid and enforceable; (v) the Company and its Subsidiaries take all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information) that is used in the operation of their business as currently conducted, and require all persons who can reasonably be expected to create or contribute to proprietary Intellectual Property to assign all of their rights therein to the Company.

(q)           Voting Requirements.  If required by applicable Law to approve the Merger, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

(r)            Company Certificate Provisions.  Assuming compliance by Parent and Merger Sub with their obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, no takeover-related provision in the Company Certificate or Company Bylaws, would (i) prohibit or restrict the Company’s ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

(s)           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than Lazard Frères & Co. LLC and Bear, Stearns & Co. Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(t)            Opinion of Financial Advisors.  The Company has received the opinion of Lazard Frères & Co. LLC, dated as of the date of this Agreement, to the effect that, as of such date, each of the Offer Price and the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of such opinion has been, or will promptly be, delivered to Parent.

(u)           Insurance.  Copies of all material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made available to Parent.  All such insurance policies are in full force and effect.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries.

(v)           Interested Party Transactions.  Since December 31, 2006, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

(w)          Regulatory Compliance.

(i)            All products being manufactured, distributed or developed by the Company and its Subsidiaries that are subject to the jurisdiction of the FDA or any comparable foreign Governmental Entity are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA, all comparable foreign Laws, including the MDD, and each of their applicable implementing regulations, except for noncompliances which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)           All manufacturing operations conducted by or for the benefit of the Company and its Subsidiaries have been and are being conducted in compliance with the FDA’s applicable current Good Manufacturing Practice regulations and any other comparable and applicable foreign Laws, except for noncompliances which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  In addition, the Company and its Subsidiaries are in compliance with all applicable registration and listing requirements and all similar applicable Laws, except for noncompliances which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii)          To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Additionally, neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any officer, key employee or agent of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar state law or regulation, (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or (C) treatment similar to that set forth in clause (A) or (B) above in respect of any comparable foreign Law.

(iv)          Since January 1, 2007, there has not been any recall, whether voluntary or otherwise, of any of the Company’s products and none of such products have been subject to device removal or correction reporting requirements, and the Company has not received written notice, either completed or pending, of any governmental proceeding seeking a recall, removal, or corrective action of any products, except for such recalls, device removal or correction reporting requirements, notices or proceedings which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  There has been and there is no pending, or, to the Knowledge of the Company, threatened or anticipated, FDA, other federal, state, or local government agency proceeding or, to the Knowledge of the Company, investigation relating to the Company’s development, testing, manufacture, distribution, or sale of its products, except for such proceedings or investigations which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, no employees or agents of the Company have made an untrue statement of material fact to any governmental or regulatory authority with respect to any product tested, manufactured, distributed, or sold by the Company, or failed to disclose a material fact required to be disclosed to any governmental or regulatory authority.

(x)            Rights Agreement.  The Company has taken all actions necessary to cause the Rights Agreement dated as of November 12, 2001, between the Company and American

Stock Transfer & Trust Company, as rights agent (the “Company Rights Agreement”), to (i) render the Company Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Merger Sub or any other subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement, (y) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur and (z) the rights (the “Company Rights”) to purchase Series A Junior Participating Preferred Stock of the Company issued under the Company Rights Agreement do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

SECTION 3.02.    Representations and Warranties of Parent and Merger Sub.  Except set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates), Parent and Merger Sub represent and warrant to the Company as follows:

(a)           Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company complete and accurate copies of the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”) and the Bylaws of Merger Sub, in each case as amended to the date hereof.

(b)           Authority; Noncontravention.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (x) Parent’s Amended and Restated Articles of Incorporation, as amended, Parent’s Code of Regulations, as amended, the Merger Sub Certificate or the Bylaws of Merger Sub, (y) any Contract to which Parent or Merger Sub is a party or any of their respective properties, rights or other assets is subject or (z) the governmental filings and other matters referred to in the following sentence, any Law or Order applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (1) have a Parent Material Adverse Effect, (2) impair in any material respect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or (3) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder(1) and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (X) the Offer Documents by Merger Sub, (Y) the Schedule 14D-9 by the Company and, if required by applicable Law, the Proxy Statement by the Company and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of the NYSE, (5) any filings required pursuant to state securities and “blue sky” laws and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

(c)           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement will, on the date that such document is first mailed to the stockholders of the Company and during the pendency of the Offer and the subsequent offering period, if any (in the case of the Offer Documents and the Schedule 14D-9) and at the time of the Company Stockholders’ Meeting, if any (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

(d)           Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e)           Sufficient Funds.  Parent or Merger Sub has or will have as of the Appointment Time and the Closing sufficient cash or cash equivalents available, directly or through one or more Affiliates, to pay the aggregate Offer Price and the aggregate Merger Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash or cash equivalents for such purpose.

(f)            Brokers.  No broker, investment banker, financial advisor or other person (other than UBS Securities LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(g)           Litigation.  There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of the executive officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(h)           Compliance With Law.  Except for failures to be in compliance and failures to have such Permits that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (a) each of Parent and its Subsidiaries is in compliance with all, and has not violated any, Laws and Orders applicable to it, its properties or other assets or its business or operations and (b) each of Parent and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01.    Conduct of Business.

(a)           Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i)            (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (y) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plan or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units, deferred stock units or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement);

(iii)          enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of Company Common Stock or the capital stock of any Subsidiary of the Company;

(iv)          amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(v)           directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $10 million in the aggregate;

(vi)          (x) sell, pledge, dispose of, transfer, lease, license, or otherwise encumber or subject to any Lien any material properties, rights or assets of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Appointment Time pursuant to existing Contracts, or non-material leases or licenses in the ordinary course of business consistent with past practice and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of the Company or any of its Subsidiaries having a value not to exceed $2 million in the aggregate, (B) inventory which is obsolete or no longer used or useful in the conduct of the Company’s or any of its Subsidiaries’ business in the ordinary course of business consistent with past practice or (C) finished goods in the ordinary course of business consistent with past practice; or (y) unless otherwise permitted under another clause of this Section 4.01(a), enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

(vii)         (x) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice) or (y) make any loans or advances to any other person, other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice, which would result in the aggregate principal amount of all of the outstanding foregoing loans and advances of the Company and its Subsidiaries exceeding $3 million;

(viii)        make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a)(viii) of the Company Disclosure Schedule;

(ix)           except as required by Law or any judgment by a court of competent jurisdiction, (v) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Document filed with the SEC prior to the date of this Agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice provided that such settlements shall not involve in excess of $2 million in the aggregate, (w) waive or assign any claims or rights of material value, (x) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (y) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(x)            (x) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a Material Contract, or waive, release or assign any material rights or claims thereunder or (y) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company or its Subsidiaries to perform its obligations under this Agreement, (C) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement or (D) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;

(xi)           enter into any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or any of its Subsidiaries under, or require Parent or any of its Affiliates to license or transfer any of its Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii)          except as required (x) by applicable Law, (y) to comply with any Company Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof or (z) as may be required to avoid adverse treatment under Section 409A of the Code, (A) adopt, enter into, terminate or amend (I) any collective bargaining Contract or Company Benefit Plan or (II) any Company Benefit Agreement or other Contract, plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except amendments in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel, (B) grant any severance or termination pay or increase the compensation of any Key Personnel, or grant any severance or termination pay or increase the compensation of any Company Personnel, excluding Key Personnel, other than in the ordinary course of business, consistent with past practice, (C) remove any existing restrictions in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (D) make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan or Company Benefit Agreement, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined or (G) hire or terminate (other for cause) any employee who is, or would upon hire, be classified as a member of Key Personnel;

(xiii)         except as required by GAAP and as advised by the Company’s regular independent public accountant, revalue any material assets of the Company or any of its Subsidiaries or make any change in Tax or accounting methods, principles or practices;

(xiv)        perform any quarterly or other interim financial reporting close process in a manner that differs from that used for its year-end close process;

(xv)         write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and/or its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice and not in excess of $1 million;

(xvi)        make any material changes or modifications to any pricing policy or investment policy or any method of doing business;

(xvii)       create any new Subsidiaries;

(xviii)      take any action that would cause any representation or warranty of the Company in this Agreement to become untrue or not accurate in a manner such that the condition set forth in clause (c) of Annex A would occur;

(xix)         authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)           Conduct of Business by Parent.  During the period from the date of this Agreement to the Appointment Time, except as set forth in Section 4.01(b) of the Parent Disclosure Schedule or as consented to in writing in advance by the Company or as otherwise expressly permitted or required by this Agreement, Parent shall maintain its existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses such as to maintain the primary nature of Parent’s business.

(c)           Other Actions.  The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the Tender Offer Conditions or the conditions set forth in Article VI not being satisfied.

(d)           Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Annex A or (ii) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(e)           Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (i) timely file all material Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all material Taxes due and payable or otherwise adequately provide for a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (iii) promptly notify Parent of any material Actions that become pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s prior written consent, which shall not be unreasonably withheld; and (iv) not make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, other than with Parent’s prior written consent or other than in the ordinary course of business consistent with past practice.  Any Tax Returns described in this Section 4.01(e) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company.  The Company shall notify Parent upon the filing of any such material Tax Return and shall make such Tax Returns available to Parent.

(f)            Approval of Compensation Arrangements.  If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, all such amounts payable under such Arrangements shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date all necessary actions by the Board of Directors of the Company, the Executive Compensation Committee of such Board or its independent directors.

SECTION 4.02.    No Solicitation.  (a)  The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or the making thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company.  The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.  Notwithstanding the foregoing, at any time prior to the Appointment Time, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement (which (A) need not restrict such person from making an unsolicited Takeover Proposal and (B) shall permit the Company to comply with the terms of Section 4.02(c)) containing confidentiality and other provisions substantially similar to the provisions of the Confidentiality Agreement and not less restrictive to such person than the provisions of the Confidentiality Agreement are to Parent; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of the Company concludes in good faith (after consultation with its outside counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 60% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 60% of the assets of the Company, which the Board of Directors of the Company reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)), (ii) not subject to any due diligence condition and (iii) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b)           Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation, (B) take any other action or make any public statement in connection with the Company Recommendation, the Offer, the Merger or the Company Stockholders’ Meeting that is inconsistent with the Company Recommendation or (C) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”).  Notwithstanding the foregoing, at any time prior to the Appointment Time and subject to Section 4.02(c), the Board of Directors of the Company may (1) in response to a situation other than as described in clause (2) below, make a Company Adverse Recommendation Change if the Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to effect a Company Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law or (2) in response to a Takeover Proposal that the Board reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 4.02, (A) make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Company Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law or (B) cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently with or after such termination enter into an Acquisition Agreement if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to terminate this Agreement would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless concurrently with such termination the Company pays to Parent the Termination Fee and the Expenses payable pursuant to Section 5.06(b); provided, further, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(f) unless the Company has: (A) provided to Parent five Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (B) during such five Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of such five Business Day period, such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).

(c)           In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal.  The

Company shall keep Parent fully informed in all material respects of the status and details (including any change to the material terms thereof) of any Takeover Proposal.

(d)           Nothing contained in this Section 4.02 shall prohibit the Company or the Board of Directors of the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or other applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.    Company Stockholders’ Meeting; Merger Without Meeting of Company Stockholders.

(a)           If required by applicable Law in order to consummate the Merger, the Company shall, in accordance with applicable Law:

(i)            duly call, give notice of, convene and hold a special meeting of the Company Stockholders to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement as soon as reasonably practicable following the acceptance for payment of shares of Company Common Stock by Merger Sub pursuant to the Offer (or, if later, following the termination of the subsequent offering period, if any) for the purpose of considering and taking action upon this Agreement (the “Company Stockholders’ Meeting”); and

(ii)           prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement, and use its best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement, and, after consultation with Parent, to respond promptly to any comments made by the SEC or the SEC Staff with respect to the preliminary proxy statement and cause a definitive proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) to be mailed to the Company Stockholders as soon as reasonably practicable, which Proxy Statement shall include all information required under applicable Law to be furnished to the Company Stockholders in connection with the Merger and the transactions contemplated by this Agreement, and shall include the Company Recommendation and the full text of the written opinion described in Section 3.01(t), and (B) to obtain the necessary approvals of this Agreement, the Merger and the transactions contemplated by this Agreement by the Company Stockholders.

(b)           Subject to Section 4.02(b), the Company shall, through the Board of Directors of the Company, recommend to the Company Stockholders approval and adoption of this Agreement, including the Merger and the transactions contemplated by this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent the Company Recommendation.  The Company shall ensure that the

(b)           Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated April 19, 2007 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive any termination of this Agreement.  No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

SECTION 5.03.  Further Action; Efforts. (a)  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Offer, the Merger under the HSR Act and any other applicable Antitrust Laws.

(b)           Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review and consult with each other in advance of any communication given by it to, or any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding under Antitrust Law by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.

(c)           In furtherance and not in limitation of the covenants of the parties contained in Sections 5.03(a) and (b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law.  Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Offer and the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer and the Merger or (ii) that individually or in the aggregate is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (A) the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, either before or after giving effect to the Offer or the Merger or (B) Parent’s ownership or operation of any portion of the Company’s or any of its Subsidiaries’ business or assets (a “Materially Burdensome Condition”).

(d)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Offer, the Merger or any other transaction contemplated by this Agreement, without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall take any action, agree to take any action or consent to the taking of any action pursuant to this Section 5.03 (including with respect to selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner).

(f)            Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.03 shall limit a party’s right to terminate this Agreement pursuant to Section 7.01(b)(ii), so long as such party has up to then complied in all material respects with its obligations under this Section 5.03.

SECTION 5.04.    Company Stock Options, Company Restricted Stock Units, Company Director Stock Units and ESPP.

(a)           The parties agree as follows:

(i)            Subject to Section 5.04(b), each Company Stock Option, to the extent outstanding and unvested at the Appointment Time, shall vest in full as of the

Appointment Time, and each Company Stock Option that is outstanding as of immediately prior to the Effective Time shall be automatically converted at the Effective Time into a vested option (a “Parent Option”) to purchase that number of common shares, without par value, of Parent (“Parent Common Shares”), equal to the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time multiplied by the ratio of the Merger Consideration over the average closing price of Parent common stock on the last five trading days immediately prior to the Effective Time (such ratio, the “Conversion Ratio”) (and rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Stock Option divided by the Conversion Ratio (and rounded up to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of the applicable Company Stock Option immediately before the Effective Time; provided that the foregoing conversion shall be carried out in a manner to ensure that the Company Stock Option or Parent Option does not become subject to Section 409(A) of the Code and with respect to any Company Stock Option that is an “incentive stock option” (within the meaning of Section 422 of the Code), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code.  Parent agrees that it will maintain the effectiveness of the Company’s registration statement on Form S-8 until the Effective Time and Parent shall not deregister any shares of Company Common Stock previously registered on such Form S-8 until the Effective Time.  Parent agrees to use its reasonable best efforts to file, within 10 days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the issuance of Parent Common Shares upon exercise of the Parent Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of the Parent Options.

(ii)           Each Company Restricted Stock Unit and each Company Director Stock Unit that is outstanding immediately prior to the Appointment Time shall be canceled by the Company and the holder thereof shall be entitled to receive within three Business Days following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholdings, if any, and without interest) equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of shares of Common Stock subject to such Company Restricted Stock Unit or Company Director Stock Unit, as applicable.

(iii)          As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan) and Parent shall adopt such resolutions or take such other actions as may be required to effect the foregoing actions set forth in clauses (i) and (ii) of this Section 5.04(a) and shall make such other changes to the Company Stock Plan as Parent and the Company may agree are appropriate to give effect to the Merger.

(b)           The provisions of Section 5.04(a) shall not apply to the Company ESPP.  The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPP effective as of the Effective Time and all outstanding rights thereunder at the

Effective Time, and ensure that no new offering periods thereunder commence during the period from the date of this Agreement through the Effective Time.  The offering period currently in effect as of the date of this Agreement shall end in accordance with the terms of the Company ESPP; provided that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period; and provided further that, on the last day of the current offering period, each participant in the Company ESPP will be credited with the number of share(s) of Common Stock purchased for his or her account(s) under the Company ESPP in respect of the applicable offering period in accordance with the terms of the Company ESPP, unless the Effective Time occurs prior to the end of the offering period currently in effect, in which case all then-outstanding rights to purchase stock under the Company ESPP shall be accelerated and exercised no later than immediately prior to the Effective Time.

(c)           The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

SECTION 5.05.    Indemnification, Exculpation and Insurance.

(a)           Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in the Company Certificate, the Company Bylaws, the organization documents of any Subsidiary or any written indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.  In addition, in the event (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions or (B) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.05(a), Parent will either guarantee such obligations or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

(c)           For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than 250% of the annual premiums currently paid by the Company for such insurance (which annual premiums are set forth in Section 5.05(c) of the Company Disclosure Schedule); provided, further that, it is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide such coverage as may be obtained for such aggregate amount.

(d)           The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.06.    Fees and Expenses.

(a)           Except as provided in paragraphs (b) and (c) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the filings fees and expenses incurred in connection with the preparation by the financial printer, filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement shall be shared equally by Parent and the Company.

(b)           In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e)(i) or Section 7.01(e)(ii), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii)(A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated (I) by Company pursuant to Section 7.01(b)(i) or (II) by either Parent or the Company pursuant to Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then the Company shall pay Parent a fee equal to $45,650,000 (the “Termination Fee”) plus Expenses of up to $7,500,000, by wire transfer of same-day funds on the first Business Day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C) above.  “Expenses” shall mean the cash amount necessary to reimburse Parent, Merger Sub and each of their respective Affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this

Agreement by any of them or on their behalf in connection with the Offer, the Merger, this Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement (including the fees and expenses of counsel, investment banking firms or financial advisors and their respective counsel and representatives).

(c)           The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

SECTION 5.07.    Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.

SECTION 5.08.    Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 5.09.    Employee Matters.

(a)           For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employment of the Surviving Corporation and its Subsidiaries (other than any employees covered by collective bargaining agreements) (the “Continuing Employees”) shall receive employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Parent; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially similar in the aggregate.

(b)           Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

(c)           Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date (i) for purposes of eligibility to participate and vesting (but not benefit accrual) under any defined benefit pension plan, (ii) for purposes of eligibility for vacation, (iii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for any company matching contributions and (v) unless covered under another arrangement with or of the Company, for the purpose of determining the amount of any severance payable under any severance plan of general application, except, in each case, to the extent such treatment would result in duplicative benefits.

(d)           With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(e)           Notwithstanding the foregoing provisions of Section 5.09, the provisions of Section 5.09 (a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans).  With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

(f)            Effective as of the day (the “401(k) Termination Date”) immediately preceding the date that the Company and Parent shall become members of the same controlled group (within the meaning of Section 4001(a)(14) of ERISA), the Company shall terminate the VIASYS Healthcare Inc. Retirement and Savings Plan (the “Company 401(k) Plan”) and the Company shall contribute to the Company 401(k) Plan as soon as practicable following the 401(k) Termination Date all contributions required to be made for periods prior to the 401(k) Termination Date on behalf of participants in the Company 401(k) Plan.  The account balances of such participants shall be fully vested as of the 401(k) Termination Date and the Company shall take any actions necessary to ensure that such account balances are distributable from the Company 401(k) Plan on and after the 401(k) Termination Date.  Subject to Parent being reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that the Company 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code and the requirements of the Parent 401(k) Plan (as defined below), Parent shall permit participants who have an account balance under the Company 401(k) Plan to roll over the applicable participant’s “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash from the Company 401(k) Plan to a qualified defined contribution plan maintained by Parent or one of its Affiliates.

(g)           The provisions of this Section 5.09 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.09) under or by reason of any provision of this Agreement.

SECTION 5.10.    Takeover Laws.  The Company and its Board of Directors shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

SECTION 5.11.    Company Rights Agreement.  The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(x)) requested by Parent in order to render the Company Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement.  Except as provided above with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Company Rights) to facilitate a Takeover Proposal.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

SECTION 6.01.    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained, if and to the extent required by applicable Law.

(b)           Purchase of Company Common Stock.  Parent or Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms of this Agreement. except that this condition shall not be a condition to Parent’s and Merger Sub’s obligation to effect the Merger if Parent or Merger Sub shall have failed to purchase the shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

(c)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or imposing a Materially Burdensome Condition.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.    Termination.  This Agreement may be terminated at any time prior to the Effective Time, and the Offer and the Merger may be abandoned, whether before or after receipt of the Company Stockholder Approval:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by either Parent or the Company:

(i)            if the Appointment Time shall not have occurred on or before December 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Appointment Time to occur on or before such date;

(ii)           if any Restraint preventing the consummation of the Offer or the Merger or imposing a Materially Burdensome Condition shall be in effect and shall have become final and nonappealable; or

(iii)          if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for purchase any shares of Company Common Stock pursuant to the Offer, other than due to a breach of this Agreement by the terminating party;

(c)           by Parent, prior to the Appointment Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in any of the events set forth in clause (c) or (d) of Annex A to occur and (B) is not cured, or incapable of being cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the End Date is less than 30 calendar days from the notice by Parent, is not cured, or is incapable of being cured, by the Company by the End Date);

(d)           by the Company, prior to the Appointment Time, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in (1) any representation or warranty of Parent and Merger Sub contained in Sections 3.02(b) and 3.02(f) of this Agreement that is qualified as to materiality or by reference to Parent Material Adverse Effect or Parent Material Adverse Change not being true and correct, or any representation or warranty of Parent and Merger Sub that is not so qualified not being true and correct in all material respects, (2) any other representation or warranty of Parent and Merger Sub contained in this Agreement not being true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect or Parent Material Adverse Change set forth therein) except, in the case of this clause (2), to the extent that the facts or matters as to which such representation or warranty is not so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or (3) a failure by Parent or Merger Sub to perform in all material respects its agreements, covenants and obligations required to be performed by it under this Agreement at or prior to such time and (B) is not cured, or is incapable of being cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the End Date is less than 30 calendar days from the notice by the Company, is not cured, or is incapable of being cured, by Parent by the End Date);

(e)           by Parent, prior to the Appointment Time, in the event that (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails publicly to reaffirm its adoption and recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement within ten Business Days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal;

(f)            by the Company prior to the Appointment Time, in accordance with the terms and subject to the conditions of Section 4.02(b) and provided that, concurrently with such termination, the Company pays to Parent the Termination Fee and Expenses payable pursuant to Section 5.06(b); or

(g)           by the Company, if Merger Sub shall have failed to commence the Offer within the time period required by Section 1.01(a), unless the failure to satisfy any condition precedent contained in Section 1.01(a) resulted from a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement.

SECTION 7.02.    Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Section 3.01(s) and 3.02(f), the second and third sentences of Section 5.02(a), Section 5.06, this Section 7.02 and

Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03.    Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.    Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.05.    Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors (or, in the case of Parent, a duly authorized committee of its Board of Directors to the extent permitted by applicable Law).

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01.    Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.    Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Fax:  (614) 652-7325
Attention:  Ivan K. Fong, Esq.

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax:  (212) 403-2000
Attention:  David A. Katz, Esq.

if to the Company, to:

VIASYS Healthcare Inc.
227 Washington Street, Suite 200
Conshohocken, Pennsylvania 19428
Fax:  (610) 862-0836
Attention:  Matthew M. Bennett, Esq.

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street

Philadelphia, Pennsylvania 19103
Fax:  (215) 963-5001
Attention:  Timothy Maxwell, Esq.

SECTION 8.03.    Definitions.  For purposes of this Agreement:

(a)           an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b)           “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, Foreign Antitrust Laws, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)           a “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York or Columbus, Ohio.

(d)           “EC Merger Regulation” means Council Regulation (EC) 139/2004.

(e)           “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety.

(f)            “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States and the European Union or its member states or of investment Laws relating to foreign ownership.

(g)           “Government Bid” means any offer to sell products or services made by the Company or any of its Subsidiaries which, if accepted, would result in a Government Contract.

(h)           “Government Contract” means any Contract that (x) is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand or (y) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a contract between another entity and a Governmental Entity.

(i)            “Hazardous Materials” means (1) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(j)            “Intellectual Property” means all intellectual property rights, including without limitation patents, patent applications, inventions, technology, discoveries, works-for-hire, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code,  systems, networks, website content, documentation and related items), copyright registrations, customer lists, marketing and customer information, licenses, technical information, software, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information.

(k)           “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base compensation in excess of $175,000.

(l)            “Knowledge” means, with respect to any matter in question, the actual knowledge of (i) in the case of the Company, its corporate officers, the Group Presidents of its Respiratory Care, NeuroCare, Orthopedic and Medsystems business units, and the Vice

President, QA/RA & Continuous Improvement of its Respiratory Care business unit and (ii) in the case of Parent, its corporate officers.

(m)          “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected to be materially adverse to (1) the business, assets, condition (financial or otherwise), liabilities, capitalization or results of operations of Company and its Subsidiaries, taken as a whole or (2) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement by the End Date; provided that, in the case of (1) above, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general or (B) in the industries in which the Company or any of its Subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of its Subsidiaries, (ii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change), or (iii) any effect to the extent resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement (provided that the exception in this clause (iii) shall not apply to the representations and warranties contained in Section 3.01(d) to the extent that the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement would result in a breach or inaccuracy of the representations and warranties set forth in Section 3.01(d)).

(n)           “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected to be materially adverse to the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby by the End Date; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Change or Parent Material Adverse Effect: (i) a change in the trading prices of Parent’s equity or debt securities, (ii) any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general or (B) in the industries in which Parent or any of its Subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Parent or any of its Subsidiaries, (iii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect or Parent Material Adverse Change), or (iv) any effect resulting from entering into this agreement or the announcement of the transactions contemplated by this Agreement.

(o)           a “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(p)           “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

(q)           a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(r)            “Tax” means (i) all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, escheat, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability is determined or taken into account with reference to the activities of any other person or (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnity agreement

(s)           “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(t)            “Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

SECTION 8.04.    Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Schedule.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

SECTION 8.05.    Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06.    Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 8.06 provided that receipt of copies of such counterparts is confirmed.

SECTION 8.07.    Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Annex, the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except (following the Effective Time) for the provisions of Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.  Notwithstanding the foregoing, the provisions of the paragraph 7 of the Confidentiality Agreement will terminate effective as of the date hereof.

SECTION 8.08.    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09.    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10.    Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) irrevocably submit itself to the personal jurisdiction of the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware).  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.  Each of the parties hereby consents to service being made through the notice procedures set forth in Section 8.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 8.11.    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN

THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

SECTION 8.12.    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CARDINAL HEALTH, INC.

By:	/s/ R. KERRY CLARK
Name: R. Kerry Clark
Title: President and Chief Executive Officer

EAGLE MERGER CORP.

By:	/s/ MICHAEL A. LYNCH
Name: Michael A. Lynch
Title: Group President - MPM

VIASYS HEALTHCARE INC.

By:	/s/ RANDY H. THURMAN
Name: Randy H. Thurman
Title: Chairman, President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that represents at least a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis (which assumes conversion or exercise of all derivative securities of the Company, regardless of the conversion or exercise price or other terms and conditions thereof) on the Expiration Date (such number of shares, the “Minimum Condition”), (ii) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have terminated or expired prior to the Expiration Date, (iii) any required approvals of the competent competition authority of any member state of the European Union applicable to the Offer or the Merger under applicable Law shall not have been obtained prior to the Expiration Date or any applicable waiting period thereunder shall not have been terminated or shall not have expired prior to the Expiration Date, (iv) any Materially Burdensome Condition shall have been imposed in connection with obtaining any approvals or terminations described in clauses (ii) or (iii), or (v) at any time on or after the date of the Agreement and prior to the Appointment Time, any of the following events shall occur and continue to exist:

(a)           Injunctions or Restraints.  There shall be any temporary, preliminary or permanent Restraints in effect preventing the consummation of the Offer or the Merger or imposing a Materially Burdensome Condition.

(b)           Governmental Action.  There shall be instituted or pending any material Action by any Governmental Entity seeking to restrain or prohibit the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Offer or imposing a Materially Burdensome Condition.

(c)           Representations and Warranties.  (i) Any representation or warranty of the Company contained in Section 3.01(c) shall not be true and correct (except for any de minimis inaccuracy), (ii) any representation or warranty contained in Section 3.01(d), 3.01(g)(ii)(D) (but only with respect to current and former directors and Key Personnel), 3.01(l)(xiv), 3.01(q), 3.01(r) or 3.01(s) of the Agreement that is qualified as to materiality or by reference to Material Adverse Effect or Material Adverse Change shall not be true and correct, or any such representation or warranty of the Company that is not so qualified shall not be true and correct in all materials respects, in each case as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representation or warranty expressly relates to an earlier date, in which case as of such earlier date) or (iii) any other representation or warranty of the Company (other than the representation and warranty contained in Section 3.01(g)(i)) contained in the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or Material Adverse Change set forth therein) as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true as of such dates, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d)           Performance of Obligations of the Company.  The Company shall not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Agreement at or prior to the date of determination.

(e)           Officer’s Certificate.  The Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in items (c), (d) and (f) of this Annex A shall not have occurred and continue to exist.

(f)            Material Adverse Effect.  There shall have occurred any change, event, effect or occurrence arising since December 31, 2006 that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(g)           Consents and Approvals.  Other than filings pursuant to the HSR Act or filings or approvals of the competent competition authority of any member state of the European Union, any consent, approval or authorization of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Offer or the Merger shall not have been obtained or shall have been obtained subject to a Materially Burdensome Condition, unless the failure to obtain such consent, approval or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Agreement.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

EXHIBIT A

TO THE MERGER AGREEMENT

Amended and Restated Certificate of Incorporation
of the Surviving Corporation

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is [•].

SECOND:  The aggregate number of shares which the Corporation shall have authority to issue is [•] shares of Common Stock, par value $0.01 per share.

THIRD:  The street address of the Corporation’s initial registered office in [•] and the name of its initial registered agent at that office is [•].

FOURTH:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH:  To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

SEVENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.  Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer a written affirmation required by such director or officer of his or her good faith belief that he or she has met the applicable standard of conduct established by the General Corporation Law of the State of Delaware, together with an undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware.

EIGHTH:  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.